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                                                                    Exhibit 99.0
                          [Sheldahl, Inc. letterhead]

Dated April 9, 2002

Securities and Exchange Commission
Washington, D.C.

Arthur Andersen LLP has represented to Sheldahl, Inc. that its audit was subject to Arthur Andersen LLP's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit and the availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen LLP was not relevant to this audit.

                              SHELDAHL, INC.

                              By:  /s/ Benoit Y. Pouliquen
                                 ------------------------------------
                                     Benoit Y. Pouliquen